Exhibit 99.3

Dear Digital Realty Team,

Today we announced we have entered into a definitive agreement to merge with DuPont Fabros Technology (DFT), another leading data center REIT providing services and solutions in top-tier metro areas across North America. This is an exciting transaction for Digital Realty and a reflection of the hard work and progress our team has made in building our business over the last few years. Under the terms of the all-stock agreement, DFT shareholders will receive a fixed exchange ratio of 0.545 Digital Realty share per DFT share, for a transaction valued at $7.6 billion in enterprise value. The press release announcing the transaction is attached for your review.

DFT specializes in providing enterprise-class, carrier-neutral, large-scale multi-tenant data centers. The company’s 12 properties are located in top U.S. data center metro areas across Northern Virginia, Northern California, Chicago and Canada. DFT has distinguished itself in the industry through both its excellent property portfolio as well as its world-class customer base of blue-chip companies, including Facebook, Microsoft and other Fortune 500 companies. Headquartered in Washington, D.C., the company has 125 employees across four metropolitan areas. Significantly, this transaction will enhance Digital Realty’s comprehensive suite of data center solutions, particularly as we strive to meet the growing needs of enterprise-level customers amid the rapid, ongoing shift to third-party cloud providers.

The transaction is subject to the approval of both Digital Realty and DFT shareholders as well as other customary closing conditions. We anticipate it will close in the second half of 2017. We have designated an Integration Team to oversee the transition, ensure a smooth process and provide regular updates to the organization. Until closing, it remains business as usual and we will continue to operate as two fully independent companies. If you receive inquiries from clients, business partners or the press, please reach out to John Stewart, Senior Vice President, Investor Relations & Corporate Communications (jstewart@digitalrealty.com) or Jon Boilard, Manager, Corporate Communications (jboilard@digitalrealty.com).

I will be hosting an all-hands conference call soon to discuss the transaction and answer questions. Please keep an eye out for an invitation in your inbox and do your best to attend.

Thank you again for your ongoing hard work and support of Digital Realty. Since our IPO in 2004, our team has built an incredible international portfolio and today’s announcement is the next big step in our ongoing growth as a company. We are very proud to join forces with DFT and offer our combined customers truly comprehensive and premier global data center solutions.

Sincerely,

Bill Stein

Additional Information and Where You Can Find It:

Digital Realty and DuPont Fabros each intend to file a proxy statement/prospectus in connection with the merger. Investors are urged to read carefully the applicable proxy statement/prospectus and other relevant materials because they contain important information about the merger. Investors may obtain free copies of these documents and other documents filed by Digital Realty or DuPont Fabros with the SEC through the web site maintained by the SEC at www.sec.gov. Investors may obtain free copies of the documents filed with the SEC by Digital Realty by going to Digital Realty’s corporate website at www.digitalrealty.com or by directing a written request to: Digital Realty Trust, Inc., Four Embarcadero Center, Suite 3200, San Francisco, CA 94111, Attention: Investor Relations. Investors may obtain free copies of documents filed with the SEC by DuPont Fabros by going to DuPont Fabros’s corporate website at www.dft.com or by directing a written request to: DuPont Fabros Technology, Inc., 401 9th St. NW, Suite 600, Washington, DC 20004, Attention: Investor Relations. Investors are urged to read the applicable proxy statement/prospectus and the other relevant materials before making any voting decision with respect to the merger.

Digital Realty and its directors and executive officers and DuPont Fabros and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of each of Digital Realty and DuPont Fabros in connection with the merger. Information regarding the interests of these directors and executive officers in the merger will be included in the proxy statement/prospectus referred to above. Additional information regarding certain of these persons and their beneficial ownership of Digital Realty common stock is also set forth in the Definitive Proxy Statement for Digital Realty’s 2017 Annual Meeting of Stockholders, which has been filed with the SEC. Additional information regarding certain of these persons and their beneficial ownership of DuPont Fabros common stock is set forth in the Definitive Proxy Statement for DuPont Fabros’ 2017 Annual Meeting of Stockholders, which has been filed with the SEC.

Note Regarding Forward-Looking Statements

This document contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this presentation regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the structure, timing and completion of the merger between Digital Realty and DuPont Fabros; anticipated synergies and cost efficiencies of the merger; expectations regarding the financial performance, capitalization, resources and ownership structure of the combined organization; Digital Realty’s continued listing on NYSE after the merger; the timing and nature of any financing in connection with or after the merger; the nature, strategy and focus of the combined organization; the executive and board structure of the combined organization; and expectations regarding voting by Digital Realty or DuPont Fabros stockholders. Digital Realty and/or DuPont Fabros may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in any forward-looking statements contained herein and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements, including the risks described in the “Risk Factors” section of Digital Realty’s and DuPont Fabros’ periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Digital Realty or DuPont Fabros may enter into or make. Neither Digital Realty nor DuPont Fabros assumes any obligation to update any forward-looking statements, except as required by law.